Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Global Eagle Entertainment Inc.

Los Angeles, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated September 23, 2016 relating to the consolidated financial statements of EMC Acquisition, LLC as of December 31, 2015 and 2014 and for each of the three years ended December 31, 2015, 2014 and 2013 included in Global Eagle Entertainment Inc.’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on October 11, 2016.

/s/ BDO USA, LLP
Miami, Florida

October 10, 2016